Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS AND OPERATIONAL UPDATE;
SECOND QUARTER REVENUES RISE 835% ON 799% HIGHER PRODUCTION;
COMPANY ANNOUNCES INVESTOR CONFERENCE CALL — 2 P.M. EASTERN ON AUGUST 8, 2013

Houston, Texas (August 7, 2013 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN) (the “Company” or “Sanchez Energy”), a rapidly growing independent oil and gas company targeting onshore U.S. Gulf Coast oil resource plays with a current focus on the Eagle Ford Shale, today announced the Company’s operating and financial results for the second quarter 2013, which included the following highlights:

HIGHLIGHTS FOR SECOND QUARTER 2013

•            Production of 703 MBOE, an increase of 98% over the first quarter of 2013 and an increase of 799% over the same period a year ago.

•            Revenues of $59.1 million, an increase of 90% over the first quarter of 2013 and an increase of 835% over the same period a year ago.

•            Adjusted earnings before interest, income tax, depletion, depreciation and amortization, and unrealized derivative activity (“Adjusted EBITDA”), a non-GAAP financial measure defined below, of $43.2 million, an increase of 106% over the first quarter of 2013 and an increase of 1,617% over the same period a year ago.

•            Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”), a non-GAAP financial measure defined below, of $5.8 million, an increase of 35% over the first quarter of 2013 and an increase of 9,756% over the same period a year ago.

•            Production from the newly acquired Cotulla asset now over 6,000 Boe/d.

•            Inventory of 26 wells either drilling or in various stages of completion.

•            Proved reserves at June 30, 2013 of 43 MMBOE, an increase of 103% as compared to year-end 2012 and an increase of 187% as compared to the same period a year ago.

MANAGEMENT COMMENTS

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented: “Our second quarter of 2013 was marked by substantial reserve, production and revenue growth as a result of increasing well count, well performance, results of tighter spacing pilots, and the closing on June 1st of our Cotulla acquisition.  Specifically, in our Cotulla area we have increased production volumes from approximately 4,500 Boe/d when we announced the transaction to a current rate in excess of 6,000 Boe/d.

We exited the second quarter with 104 gross producing wells and have since added 11 new wells, including 7 wells associated with the recently closed 10,300 net acre acquisition in Marquis, which we call our Five Mile Creek area, located just to the northwest of our Prost development.  Our current daily production is in excess of 12,000 Boe/d and we have a backlog of 26 additional wells either drilling or in various stages of completion.

We continue to expand our pad drilling activities resulting in steady cost efficiency gains.  We now have pads being built in our Marquis area to accommodate up to 8 wells.  The impact of this more efficient practice is to spread out the completion timing of wells and onset of new production but it clearly benefits us in the long run.  As we bring these wells online, we anticipate continued production increases going forward.  Therefore, we re-affirm our 2013 production exit rate guidance of 15,000 to 17,000 Boe/d and have added guidance for our expected average daily production rates for the third quarter of 11,000 to 12,000 Boe/d and rates of 13,000 to 15,000 Boe/d for the fourth quarter of 2013.

Our 2013 operating capital program remains at $475 million, however, we now plan to spud more wells this year as a direct result of the efficiency gains we are realizing in our development drilling operations.  Furthermore, we have agreed with our operating partner in Palmetto to maintain a two rig program throughout 2013 rather than adding a third rig as the per well drilling days has continued to decrease.  As a result, we now expect to drill a total of 30 gross wells rather than our previous estimate of 34, but are achieving essentially the same results with less capital.”

OPERATIONAL UPDATE

Sanchez Energy currently has six rigs (four operated and two non-operated rigs) running across its core project areas and also currently has 115 gross producing wells and 26 gross wells in various stages of drilling or completion. Three rigs are running in our Marquis area with three wells in initial flow back and one well waiting on completion. One rig is running in our Cotulla-Maverick area with two wells in initial flow back and two wells undergoing completion. Two rigs are running in our Palmetto area with three wells in initial flow back, seven wells undergoing completion, and two wells waiting on completion.

2013 Operating Capital Plan Update

Sanchez Energy’s updated 2013 capital plan calls for total spending of approximately $475 million to spud 75 gross (54 net) wells, complete 55 gross (39 net) wells, and to fund production facilities and related expenditures, additional acreage acquisition, and seismic expenditures. Approximately 90% of the capital plan will be directed towards drilling and completing wells in the Eagle Ford Shale.

RESULTS FOR THREE MONTHS ENDED JUNE 30, 2013

Production volumes for the three months ended June 30, 2013 were 703 MBOE, 89% oil and natural gas liquids, an increase of 799% over the second quarter of 2012. The production increases in 2013 were due to the drilling and completing of 34 gross new wells since the second quarter of 2012 and the addition of 54 wells acquired in the second quarter of 2013, partially offset by normal production declines. At June 30, 2013, Sanchez Energy had 104 gross producing wells, 15 gross wells in various stages of completion and 6 gross wells drilling.

Revenues were $59.1 million for the second quarter of 2013, 96% of which were oil and natural gas liquids revenues of $56.9 million.  This represents an 835% increase over second quarter 2012 revenues of $6.3 million.  The Company’s realized oil price, before the effects of derivatives, was $101.42 per barrel during the second quarter of 2013 compared to $98.90 for the same period a year ago.  The realized price for natural gas during the second quarter of 2013 was $4.61 per Mcf compared to $2.29 for the same period a year ago.  The realized price for natural gas liquids during the second quarter of 2013 was $24.48 per barrel compared to $28.76 for the same period a year ago.  Overall, the average realized price that the Company received was $84.05 per BOE during the second quarter of 2013 as compared to $80.82 for the same period a year ago.  For the second quarter of 2013, the impact of unrealized gains on derivatives was $7.07 per BOE and the impact of realized losses on derivatives was $1.02 per BOE.  In the second quarter of 2012, unrealized gains on derivatives were $54.81 per BOE and realized losses on derivatives was $3.24 per BOE.

Lease operating expenses (“LOE”) were $6.8 million, or $9.69 per BOE, for the second quarter of 2013, as compared to $0.6 million, or $8.05 per BOE, in the second quarter of 2012.  Production and ad valorem taxes were $3.4 million, or $4.78 per BOE, for the second quarter of 2013, as compared to $0.6 million, or $7.19 per BOE, for the second quarter of 2012. Properties acquired in the second quarter of 2013 added $2.9 million in LOE for the second quarter, at a stand-alone rate of almost $27 per BOE.  As previously announced, the Company is moving rapidly ahead with plans to reduce the LOE expenses at the acquired properties.

General and administrative (“G&A”) expense, excluding stock-based compensation expense, was $8.1 million for the second quarter of 2013, or $11.46 per BOE, as compared to $2.4 million, or $30.17 per BOE, for the second quarter of 2012.  This difference was due primarily to increasing levels of activity, as well as additional costs for legal expenses, investor relation costs and consulting services.  In addition, we incurred $3.1 million in acquisition related costs charged to G&A expense.  Excluding the non-recurring acquisition related costs and stock-based compensation expense, G&A expense would have been $5.0 million or approximately $7.09 per BOE.  For the three months ended June 30, 2013, we recorded non-cash stock-based compensation expense of approximately $4.6 million, or $6.51 per BOE, compared to $20.0 million, or $255.65 per BOE, in the second quarter of 2012.

Adjusted EBITDA was $43.2 million during the second quarter of 2013, as compared to $2.5 million in the second quarter of 2012.

Interest expense, inclusive of $4.4 million in amortization of debt issuance costs and write-offs of previously incurred debt issuance costs, was $7.1 million for the second quarter of 2013, as compared to $0 for the second quarter of 2012.  This increase was due to interest incurred on the Company’s various debt obligations during the period, including the issuance of $400 million of 7.75% Senior Notes on June 13, 2013.

Depletion, depreciation, amortization and accretion (“DD&A”) expense for the second quarter of 2013 increased to $24.6 million, or $35.03 per BOE, from $2.5 million, or $31.55 per BOE, in the second quarter of 2012, and down sequentially from the first quarter of 2013’s rate of $37.68 per BOE.  This increase in the depletion rate compared to the second quarter of 2012 was due primarily to an increase in the basis of our oil and natural gas properties.  Estimated proved reserves at June 30, 2013 were 187% higher than at June 30, 2012.  Higher production for the second quarter of 2013 as compared to the same period in 2012 resulted in a $19.7 million increase in expense and the change in the depletion rate resulted in a $2.4 million increase in expense.

For the second quarter of 2013, adjusted net income attributable to common stockholders was $5.8 million, or $0.17 per basic and diluted share, as compared to $0.1 million, or $0.00 per basic and diluted share, during the second quarter of 2012.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported net income attributable to common stockholders of $3.2 million, or $0.10 per basic and diluted common share, for the second quarter of 2013 as compared to a net loss of $15.6 million, or $0.47 per basic and diluted common share, reported for the second quarter of 2012.

RESULTS FOR SIX MONTHS ENDED JUNE 30, 2013

Production volumes for the six months ended June 30, 2013 were 1,058 MBOE, 89% oil and natural gas liquids, an increase of 550% over the first half of 2012 of 163 MBOE. The production increases in 2013 were due to the drilling and completing of 34 new wells since the second quarter of 2012 and the addition of 54 wells acquired in the second quarter of 2013, partially offset by normal production declines. At June 30, 2013, Sanchez Energy had 104 gross producing wells, 15 gross wells in various stages of completion and 6 gross wells drilling.

Revenues were $90.1 million for the six months ended June 30, 2013, 97% of which were oil and natural gas liquids revenues of $87.2 million.  This represents a 545% increase over the first half of 2012 revenues of $14.0 million.  The Company’s realized oil price, before the effects of derivatives, was $102.94 per barrel during the six months ended June 30, 2013 compared to $103.27 for the first half of 2012.  The realized price for natural gas during the six months ended June 30, 2013 was $4.28 per Mcf compared to $2.19 for the first half of 2012.  The realized price for natural gas liquids during the six months ended June 30, 2013 was $23.78 per barrel compared to $30.44 per barrel for the first half of 2012.  Overall, the average realized price that the Company received was $85.19 per BOE during the six months ended June 30, 2013 as compared to $85.83 for the first half of 2013.  For the six months ended June 30, 2013, the impact of unrealized gains on derivatives was $1.97 per BOE and the impact of realized losses on derivatives was $1.38 per BOE.  In the first half of 2012, unrealized gains on derivatives were $22.72 per BOE and realized losses on derivatives was $4.29 per BOE.

LOE was $10.1 million, or $9.52 per BOE, for the six months ended June 30, 2013, as compared to $1.4 million, or $8.63 per BOE, for the same period in 2012.  Production and ad valorem taxes were $5.4 million, or $5.12 per BOE, for the six months ended June 30, 2013, as compared to $1.0 million, or $5.88 per BOE, for the same period in 2012. Properties acquired in the second quarter of 2013 added $2.9 million in LOE for the second quarter.

General and administrative (“G&A”) expense, excluding stock-based compensation expense, was $12.7 million for the six months ended June 30, 2013, or $11.97 per BOE, as compared to $4.6 million, or $28.53 per BOE, for the first half of 2012.  This difference was due primarily to increasing levels of activity, as well as higher costs associated with legal expenses, investor relation costs and consulting services.  In addition, we incurred $3.7 million in acquisition related costs charged to G&A.  Excluding the non-recurring acquisition costs and excluding stock-based compensation expense, G&A expense would have been $9.0 million or approximately $8.48 per BOE.  For the six months ended June 30, 2013, we recorded non-cash stock-based compensation expense of approximately $7.7 million, or $7.29 per BOE, compared to $24.0 million, or $147.26 per BOE, in the first half of 2012.

Adjusted EBITDA was $64.2 million during the six months ended June 30, 2013, as compared to $6.3 million in the first half of 2012.

Interest expense, inclusive of $4.6 million in amortization of debt issuance costs and write-offs of previously incurred debt issuance costs, was $8.2 million for the six months ended June 30, 2013, as compared to $0 for the first half of 2012.  This increase was due to interest incurred on the Company’s various debt obligations during the period, including the issuance of $400 million of 7.75% Senior Notes on June 13, 2013.

Depletion, depreciation, amortization and accretion (“DD&A”) expense for the six months ended June 30, 2013 increased to $38.0 million, or $35.92 per BOE, from $4.7 million, or $28.94 per BOE, in the first half of 2012.

For the six months ended June 30, 2013, adjusted net income attributable to common stockholders was $10.1 million, or $0.30 per basic and diluted share, as compared to $1.5 million, or $0.05 per basic and diluted share, during the first half of 2012.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported net income attributable to common stockholders of $1.2 million, or $0.04 per basic and diluted common share, for the six months ended June 30, 2013 as compared to a net loss of $18.7 million, or $0.57 per basic and diluted common share, reported for the first half of 2012.

A year-over-year quarterly summary comparison of revenues, operating costs, and expenses per BOE, as well an updated guidance for the third quarter and fourth quarter 2013 are summarized below:

					Guidance
	Three Months Ended		Six Months Ended		Third	Fourth
	June 30,		June 30,		Quarter	Quarter
	2013	2012	2013	2012	2013	2013

Production (Boe/d)	7,726	859	5,845	894	11,000 - 12,000	13,000 - 15,000

REVENUES ($/BOE) (1)	$84.05	$80.82	$85.19	$85.83	N/A	N/A

OPERATING COSTS AND EXPENSES ($/BOE):
Oil and natural gas production expenses	$9.69	$8.05	$9.52	$8.63	$10.00 - $12.00	$8.00 - $10.00
Production and ad valorem taxes	$4.78	$7.19	$5.12	$5.88	$6.00 - $7.00	$6.00 - $7.00
General and administrative, excluding stock based compensation (2)	$11.46	$30.17	$11.97	$28.53	$5.00 - $6.00	$5.00 - $6.00

(1) Excludes the impact of oil derivative instruments.

(2) Excludes stock-based compensation of $6.51 and $255.68 per BOE for the three months ended June 30, 2013 and 2012, respectively, and $7.29 and $147.29 per BOE for the six months ended June 30, 2013 and 2012, respectively.

HEDGING UPDATE

As of June 30, 2013, the Company had the following crude oil swaps and put spreads covering anticipated future production as indicated below:

	Derivative
Contract Period	Instrument	Barrels	Purchased	Sold
July 1, 2013 - December 31, 2013	Put Spread	184,000	$95.00	$75.00
July 1, 2013 - December 31, 2013	Swap	92,000	$97.10	n/a
July 1, 2013 - December 31, 2013	Swap	184,000	$88.90	n/a
July 1, 2013 - December 31, 2013	Put Spread	184,000	$90.00	$75.00
July 1, 2013 - December 31, 2013	Swap	138,000	$94.50	n/a
July 1, 2013 - December 31, 2013	Swap	138,000	$95.25	n/a
July 1, 2013 - December 31, 2013	Swap	184,000	$96.80	n/a
January 1, 2014 - December 31, 2014	Swap	273,750	$91.35	n/a
January 1, 2014 - December 31, 2014	Swap	273,750	$92.45	n/a

As of June 30, 2013, the Company also had the following three-way crude oil collar contracts that combine a long and short put with a short call as indicated below:

Contract Period	Barrels	Short Put	Long Put	Short Call	Pricing Index
January 1, 2014 - December 31, 2014	547,500	$65.00	$85.00	$102.25	NYMEX West Texas Intermediate crude
January 1, 2014 - December 31, 2014	365,000	$75.00	$95.00	$107.50	Louisiana light sweet crude

In July 2013, the Company entered into the following crude oil swap contracts using WTI prices:

	Derviative
Contract Period	Instrument	Barrels	Purchased	Sold
August 1, 2013 - December 31, 2013	Swap	76,500	$103.69	n/a
August 1, 2013 - December 31, 2013	Swap	76,500	$103.70	n/a
January 1, 2013 - June 30, 2014	Swap	90,500	$97.19	n/a
January 1, 2013 - December 31, 2014	Swap	273,750	$92.00	n/a

Conference Call

Sanchez Energy will host a conference call for investors on August 8, 2013 at 2:00 p.m. EST (1:00 p.m. CST, 12:00 p.m. MST and 11:00 a.m. PST).  Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com and clicking on the Second Quarter 2013 Conference Call button.  Webcast, both live and rebroadcast, will be available over the internet at
http://edge.media-server.com/m/p/86fh5y9n/lan/en

About Sanchez Energy Corporation

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale where we have assembled approximately 140,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com

Forward Looking Statements

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the anticipated benefits of our acquisitions, successfully obtaining the financing for any proposed acquisitions and other aspects of any proposed acquisitions. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to failure of acquired assets to produce as anticipated, failure to successfully integrate acquired assets, continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth and other factors described in Sanchez Energy’s Annual Report for the fiscal year ended December 31, 2012 and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (“SEC”). Sanchez Energy’s filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Cautionary Note to U.S. Investors

The SEC permits oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves.  We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov.  You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

(Financial Highlights to follow)

Company contact:

Michael G. Long
Senior Vice President and Chief Financial Officer
Sanchez Energy Corp.
713-783-8000

SANCHEZ ENERGY CORPORATION

STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$54,872	$6,089	$84,199	$13,550
Natural gas liquids sales	2,047	5	2,976	7
Natural gas sales	2,166	227	2,946	412
Total revenues	59,085	6,321	90,121	13,969

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	6,813	630	10,072	1,405
Production and ad valorem taxes	3,361	562	5,411	956
General and administrative (exclusive of stock-based compensation expense and acquisition costs included in general and administrative)	4,985	2,359	8,972	4,643
Total operating costs and expenses	15,159	3,551	24,455	7,004

Other items of income (expense) included in Adjusted EBITDA, as defined (1):
Other expense	(715)	(253)	(1,461)	(698)

Adjusted EBITDA, as defined (1)	$43,211	$2,517	$64,205	$6,267

Other items of income (expense) included in Adjusted net income, as defined:
Depletion, depreciation, amortization and accretion	$(24,623)	$(2,467)	$(37,996)	$(4,711)
Interest expense	(7,069)	—	(8,153)	—
Interest income	51	11	72	19
Preferred dividends	(5,484)	—	(7,556)	—
Allocation of adjustments above related to participating securities	(284)	(3)	(467)	(65)
Adjusted net income attributable to common stockholders, as defined (1)	$5,802	$58	$10,105	$1,510
Adjusted net income per common share - basic and diluted (1)(2)(3)	$0.17	—	$0.30	$0.05

Other non-cash items of income (expense) included in net income (loss):
Stock-based compensation	$(4,578)	$(19,994)	$(7,712)	$(23,964)
Unrealized gains on derivatives instruments	4,967	4,286	2,085	3,698
Acquisition costs included in general and administrative	(3,069)	—	(3,685)	—
Allocation of adjustments above related to participating securities	125	3	411	65

Net income (loss) attributable to common stockholders	$3,247	$(15,647)	$1,204	$(18,691)
Net (income) loss per common share - basic and diluted (2)(4)	$0.10	$(0.47)	$0.04	$(0.57)

Weighted average number of shares used to calculate Adjusted net income (2)(3)(4) and net income (loss) per common share - basic and diluted (3)(4)	33,485	33,000	33,292	33,000

(1)         Adjusted EBITDA, Adjusted net income attributable to common stockholders and Adjusted net income per common share are defined below.

(2)         The three months ended June 30, 2013 excludes 208,130 shares of weighted average restricted stock and 17,491,500 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Preferred Stock and Series B Convertible Stock from the calculation of the denominator for diluted loss per common share and Adjusted net income per common share as these shares were anti-dilutive.  The six months ended June 30, 2013 excludes 539,141 shares of weighted average restricted stock and 12,466,950 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Preferred Stock and Series B Convertible Stock from the calculation of the denominator for diluted loss per common share and Adjusted net income per common share as these shares were anti-dilutive.

(3)         The three months and six months ended June 30, 2012, excludes 495,665 and 588,276 of weighted average restricted stock from the calculation of the denominator for diluted Adjusted net income per common share as these shares were anti-dilutive.

(4)         The three and six months ended June 30, 2012, excludes 495,665 and 588,276 of weighted average restricted shares from the calculation of the denominator for diluted net income (loss) per common share as we were in a loss position.

SANCHEZ ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December,
	2013	2012
	(In thousands)
ASSETS:
Cash and cash equivalents	$226,642	$50,347
Investments	25,000	11,591
Oil and natural gas receivables	24,448	10,435
Joint interest billing receivables	46	—
Fair value of derivative instruments	1,168	2,145
Other current assets	799	438
Property and equipment, net	772,109	348,855
Other assets	21,133	2,763

TOTAL ASSETS	$1,071,345	$426,574

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$25,811	$—
Accounts payable - related entities	563	13,454
Other payables	4,414	—
Accrued liabilities	45,386	44,828
Derivative premium liabilities	1,003	1,003
Asset retirement obligation	2,932	546
Long-term debt	400,000	—
Stockholders’ equity	591,236	366,743

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,071,345	$426,574

SANCHEZ ENERGY CORPORATION

PRODUCTION VOLUMES AND PRICES

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Production volumes -
Oil (MBo)	541.1	61.6	818.0	131.2
NGLs (MBbls)	83.7	0.1	125.2	0.2
Natural gas (MMcf)	469.7	98.8	688.2	187.8
Total oil equivalent (MBOE)	703.1	78.2	1,057.9	162.7

Average sales price -
Oil ($ per Bo)(1)	$101.42	$98.90	$102.94	$103.27
NGLs ($ per Bbl)	$24.48	$28.76	$23.78	$30.44
Natural gas ($ per Mcf)	$4.61	$2.29	$4.28	$2.19
Oil equivalent ($ per BOE)(1)	$84.05	$80.82	$85.19	$85.83

(1) Excludes the impact of oil derivative instruments.

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest Expense, including realized and unrealized losses on interest rate derivative contracts;

•                  Income tax expense (benefit);

•                  Depletion, depreciation and amortization;

•                  Accretion of asset retirement obligations;

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Unrealized losses on derivatives;

•                  Impairment of oil and natural gas properties;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Interest income;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$8,890	$(15,647)	$8,816	$(18,691)
Plus:
Interest expense	7,069	—	8,153	—
Unrealized gains on derivative instruments	(4,967)	(4,286)	(2,085)	(3,698)
Depreciation, depletion, amortization and accretion	24,623	2,467	37,996	4,711
Stock-based compensation	4,578	19,994	7,712	23,964
Acquisition costs included in G&A	3,069	—	3,685	—
Less:
Interest income	(51)	(11)	(72)	(19)

Adjusted EBITDA	$43,211	$2,517	$64,205	$6,267

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

II.           We present Adjusted Net Income attributable to common stockholders (“Adjusted Net Income”) in addition to our reported net income (loss) in accordance with GAAP. This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and stock-based compensation expense will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income as net income (loss):

Plus:

•                  Unrealized losses on derivatives;

•                  Stock-based compensation expense; and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Preferred stock dividends;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted Net Income (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$8,890	$(15,647)	$8,816	$(18,691)
Less: Preferred stock dividends	(5,484)	—	(7,556)	—
Net income (loss) attributable to common shares and participating securities	3,406	(15,647)	1,260	(18,691)
Plus:
Unrealized gains on derivative instruments	(4,967)	(4,286)	(2,085)	(3,698)
Stock-based compensation	4,578	19,994	7,712	23,964
Acquisition costs included in general and administrative	3,069	—	3,685	—

Adjusted net income	6,086	61	10,572	1,575
Adjusted net income allocable to participating securities	(284)	(3)	(467)	(65)
Adjusted net income attributable to common stockholders	$5,802	$58	$10,105	$1,510

Adjusted net income per common share - basic and diluted (1)	$0.17	$—	$0.30	$0.05

Weighted average number of unrestricted outstanding common shares used to calculate adjusted net income per common share-basic and diluted (1)(2)	33,485	33,000	33,292	33,000

(1)         The three months ended June 30, 2013 excludes 208,130 shares of weighted average restricted stock and 17,491,500 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Preferred Stock and Series B Convertible Stock from the calculation of the denominator for diluted loss per common share and Adjusted net income per common share as these shares were anti-dilutive.  The six months ended June 30, 2013, excludes 539,141 shares of weighted average restricted stock and 12, 466,950 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Preferred Stock and Series B Convertible Stock from the calculation of the denominator for diluted loss per common share and Adjusted net income per common share as these shares were anti-dilutive.

(2)         The three months and six months ended June 30, 2012, excludes 495,665 and 588,276 of weighted average restricted stock from the calculation of the denominator for diluted Adjusted net income per common share as these shares were anti-dilutive.

Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.